Exhibit 4.1

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated April 1, 2026, among GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation (“GLDD”), GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company (“GLDD LLC”), NASDI HOLDINGS, LLC, a Delaware limited liability company (“NASDI”), GREAT LAKES ENVIRONMENTAL & INFRASTRUCTURE SOLUTIONS, LLC, a Delaware limited liability company (“Solutions”), GREAT LAKES U.S. FLEET MANAGEMENT, LLC, a Delaware limited liability company (“Fleet”), DREWS SERVICES LLC, a South Carolina limited liability company (“Drews Services”) (GLDD LLC, NASDI, Solutions, Fleet and Drews Services, and each Person joined hereto as a Guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor”), and COMPUTERSHARE TRUST COMPANY, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, GLDD and Guarantors have heretofore executed and delivered to the Trustee an Indenture dated as of May 25, 2021 (as amended, supplemented or otherwise modified as of the date hereof, the “Indenture”; capitalized terms used but not defined herein having the meanings assigned thereto in the Indenture), providing for the issuance of GLDD’s 5.25% Senior Notes due 2029;

WHEREAS, Guarantors are all of the “Guarantors” as defined in the Indenture;

WHEREAS, Section 9.02 of the Indenture permits GLDD, Guarantors and Trustee to amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), subject to certain restrictions set forth therein requiring the consent of the Holder of each Note affected by such modification or amendment);

WHEREAS, on April 1, 2026, GLDD became a wholly owned subsidiary of Saltchuk Resources, Inc., a Washington corporation (“Saltchuk”) following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated February 10, 2026, by and among GLDD, Saltchuk, and Huron MergeCo., Inc., a Delaware corporation and wholly owned subsidiary of Saltchuk (the “Acquisition Transactions”);

WHEREAS, in connection with Saltchuk’s tender offer to purchase the Notes (the “Tender Offer”), Saltchuk has solicited and received consents upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated March 18, 2026, from Holders representing not less than a majority in aggregate principal amount of the Notes (calculated as provided in the Indenture) to the amendments contemplated hereby;

WHEREAS, pursuant to Section 9.02 of the Indenture, Trustee, GLDD and Guarantors are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of each of GLDD and Guarantors have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, GLDD, Guarantors and Trustee mutually covenant and agree for the equal and ratable benefit of each other and the Holders of the Notes as follows:

1. Amendments to Article 1. Section 1.01 and Section 1.02 of Article 1 of the Indenture are each hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 2 through Section 5 of this Supplemental Indenture.

2. Amendments to Article 3.

(a) Amendment to Section 3.01 (Notices to Trustee). Section 3.01 of Article 3 of the Indenture is hereby revised and replaced in its entirety with the following:

“If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 3 Business Days but not more than 60 days before a Redemption Date (or such shorter period as allowed by the Trustee), an Officers’ Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.”

(b) Amendment to Section 3.02 (Selection of Notes To Be Redeemed). The second sentence of Section 3.02 of Article 3 of the Indenture is hereby revised and replaced in its entirety with the following:

“In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 3 Business Days nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.”

(c) Amendment to Section 3.03 (Notice of Redemption). The first sentence of Section 3.03 of Article 3 of the Indenture is hereby revised and replaced in its entirety with the following:

“At least 3 Business Days but not more than 60 days prior to a Redemption Date, the Company shall deliver (or transmit otherwise in accordance with the applicable procedures of DTC) a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Security Register.”

(d) Amendment to Section 3.07(b) (Optional Redemption). Section 3.07(b) of Article 3 of the Indenture is hereby revised and replaced in its entirety with the following:

“Notwithstanding clause (a) of this Section 3.07, at any time prior to June 1, 2024, the Company may at its option on any one or more occasions redeem up to 40% of the original principal amount of the Notes issued under this Indenture at a redemption price (expressed as a percentage of principal amount) equal to 105.250% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes redeemed to, but not including the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds of one or more Equity Offerings, provided that at least 60% of the aggregate principal amount of the Notes initially issued under this Indenture remains outstanding immediately after the occurrence of the redemption (excluding Notes held by the Company and its Subsidiaries); provided, further, that the redemption shall occur within 180 days of the date of the closing of the Equity Offering upon not less than 3 Business Days nor more than 60 days’ notice.”

(e) Amendment to Section 3.07(d) (Optional Redemption). Section 3.07(d) of Article 3 of the Indenture is hereby revised and replaced in its entirety with the following:

“Notwithstanding the foregoing, in connection with any tender offer for the Notes, including any offer to purchase Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 3 Business Days nor more than 60 days’ prior notice, given not more than 60 days following such Purchase Date, to redeem (with respect to the Company) or repurchase (with respect to a third-party) all Notes that remain outstanding following such purchase at a redemption price equal to the greater of (i) the highest price offered to any other holder in such tender offer or other offer to purchase which may be less than par and shall exclude any early tender premium or similar premium and any accrued and unpaid interest and (ii) par, plus accrued and unpaid interest, if any, thereon, to, but not including, the applicable Redemption Date or Purchase Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date or Purchase Date.”

3. Amendments to Articles 4, 5, 6 and 10. The Indenture is hereby amended by deleting the following provisions of the Indenture and all references thereto in their entirety (and further including all definitions that are used only in the following provisions that are being deleted hereby):

(a)	Section 4.02 (Maintenance of Office or Agency);

(b)	Section 4.03 (Reports);

(c)	Section 4.04 (Compliance Certificate);

(d)	Section 4.05 (Taxes);

(e)	Section 4.06 (Stay, Extension and Usury Laws);

(f)	Section 4.07 (Corporate Existence);

(g)	Section 4.09 (Incurrence of Indebtedness and Issuance of Disqualified Stock);

(h)	Section 4.10 (Restricted Payments);

(i)	Section 4.11 (Liens);

(j)	Section 4.12 (Asset Sales);

(k)	Section 4.13 (Dividend and Other Payment Restrictions Affecting Subsidiaries);

(l)	Section 4.14 (Transactions with Affiliates);

(m)	Section 4.15 (Issuances of Guarantees of Indebtedness);

(n)	Section 4.16 (Designation of Restricted and Unrestricted Subsidiaries);

(o)	Section 4.17 (Repurchase at the Option of Holders Upon a Change of Control Triggering Event);

(p)	Section 4.18 (Changes in Covenants When Notes Rated Investment Grade);

(q)	Section 5.01 (Merger, Consolidation and Sales of Assets);

(r)	Section 5.02 (Successor Corporation Substituted);

(s)	Section 6.01(a)(iii), (v) and (vi) (Events of Default); and

(t)	Section 10.04 (Guarantors May Consolidate, Etc., on Certain Terms).

4. Amendments to the Global Notes. Any Global Notes representing the Notes are hereby deemed to be amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture.

5. Endorsement and Change of Form of Securities. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Issuer, with a notation as follows:

“Effective as of April 1, 2026, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited and certain redemption notice requirements have been modified, as provided in the Supplemental Indenture, dated as of April 1, 2026. Reference is hereby made to such Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

6. Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon consummation of the Acquisition Transactions and purchase by Saltchuk of all validly tendered (and not validly withdrawn) Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if the Acquisition Transactions are not consummated. GLDD shall notify the Trustee promptly after the occurrence of such purchase by delivering to the Trustee an Officers’ Certificate, which shall certify that the amendments to the Indenture effected hereby have become operative as of the date of such Officers’ Certificate, or promptly after GLDD shall determine that such purchase will not occur.

7. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Supplemental Indenture, the Indenture or the Notes shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein and therein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture, the Indenture or the Notes at law, in equity, by statute or otherwise.

8. Modification. No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by GLDD or the Guarantors therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on GLDD or the Guarantors in any case shall entitle GLDD or the Guarantors to any other or further notice or demand in the same, similar or other circumstances.

9. Opinion of Counsel. Concurrently with the execution and delivery of this Supplemental Indenture, GLDD shall deliver to the Trustee an Opinion of Counsel, in accordance with Sections 9.06, 12.04 and 12.05 of the Indenture.

10. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

11. Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

EACH OF GLDD, THE GUARANTORS AND THE TRUSTEE, AND BY ITS ACCEPTANCE THEREOF, EACH HOLDER OF A NOTE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Counterparts. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

13. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

14. Trustee. The Trustee is neither responsible nor liable for, nor makes any representations as to the validity, accuracy, correctness, adequacy or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of GLDD and the Guarantors, and not of the Trustee. All of the provisions contained in the Indenture in respect of the rights, benefits, privileges, immunities, indemnities, limitations of liability, and protections of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GLDD:

GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation

By:	/s/ Scott L. Kornblau
Name:	Scott L. Kornblau
Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:

GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company

By:	/s/ Scott L. Kornblau
Name:	Scott L. Kornblau
Title:	Senior Vice President and Chief Financial Officer

NASDI HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Scott L. Kornblau
Name:	Scott L. Kornblau
Title:	Chief Executive Officer, President and Treasurer

GREAT LAKES ENVIRONMENTAL & INFRASTRUCTURE SOLUTIONS, LLC, a Delaware limited liability company

By:	/s/ David R. Skipper
Name:	David R. Skipper
Title:	Treasurer

GREAT LAKES U.S. FLEET MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ Scott L. Kornblau
Name:	Scott L. Kornblau
Title:	Vice President

GLDD & Guarantors Signature Page	GLDD 2029 Notes 2026 SI

DREWS SERVICES LLC, a South Carolina limited liability company

By:	/s/ Saher Guirguis
Name:	Saher Guirguis
Title:	Treasurer

GLDD & Guarantors Signature Page	GLDD 2029 Notes 2026 SI

TRUSTEE:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Erika Mullen
Name:	Erika Mullen
Title:	Vice President

Trustee Signature Page	GLDD 2029 Notes 2026 SI